Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PREFERRED STOCK
OF
CONTANGO ORE, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

Contango ORE, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on September 1, 2010, as may be amended from time-to-time (the “Certificate of Incorporation”), the Board of Directors previously adopted resolutions creating and authorizing the issuance of 100,000 shares of a series of preferred stock designated as “Series A Junior Preferred Stock”, par value $0.01 per share, of the Corporation (the “Series A Preferred Stock”), subject to the Certificate of Designations, Preferences, and Relative Rights and Limitations of Series A Junior Preferred Stock (the “Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on December 20, 2012.

SECOND: That none of the authorized shares of the Series A Preferred Stock is outstanding and none will be issued by the Corporation pursuant to the Certificate of Designations.

THIRD: That pursuant to the authority conferred upon the Board of Directors pursuant to the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions, approving the elimination of the Series A Preferred Stock:

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of the Series A Preferred Stock is outstanding and none will be issued by the Corporation pursuant to the Certificate of Designations; and

RESOLVED FURTHER, that the Board of Directors hereby determines that it is advisable and in the best interests of the Corporation and its stockholders to eliminate the Series A Preferred Stock (the “Elimination”); and

RESOLVED FURTHER, that the Elimination is hereby authorized, approved, and adopted in all respects; and

RESOLVED FURTHER, that the proper officers of the Corporation are hereby authorized and directed, in the name and on behalf of the Corporation, to prepare, execute, and deliver to the Secretary of State of the State of Delaware a Certificate of Elimination as required by the DGCL in order to effect the cancellation and elimination of the Series A Preferred Stock, and any and all additional documents required to be filed therewith;

RESOLVED FURTHER, that, upon filing the Certificate of Elimination with the Secretary of State of the State of Delaware, all matters set forth in the Certificate of Designations shall be eliminated from the Certificate of Incorporation with respect to the Series A Preferred Stock; and

RESOLVED FURTHER, that the officers of the Corporation be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, adopted, confirmed and approved.

FOURTH: That, in accordance with Section 151(g) of the DGCL, the Certificate of Incorporation, as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series A Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed and subscribed this Certificate of Elimination and does affirm the foregoing as true under the penalties of perjury on September 23, 2020.

CONTANGO ORE, INC.

By: /s/ Leah Gaines
Name: Leah Gaines
Title: Vice President and Chief Financial Officer